EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Security Bancorp, Inc. of our report dated February 6, 2004 relating to the 2003 consolidated financial statements appearing in this Annual Report on Form 10-KSB of First Security Bancorp, Inc., for the year ended December 31, 2004.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Lexington, Kentucky
May 23, 2005